                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                    eConnect
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement Number:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MONDAY, JANUARY 28, 2002

Notice is hereby given that a Special Meeting of shareholders of eConnect, a Nevada corporation ("Company") will be held on Monday, January 28, 2002, at the San Pedro Hilton Hotel, located at 2800 Via Cabrillo Marina, San Pedro, California 90731 8:00 a.m. for the following purpose:

1. To approve an increase in the authorized common stock of the Company from 500,000,000 to 595,000,000

     The following two items were the subject of proxy materials delivered to shareholders in connection with the Annual Meeting held on December 28, 2001.

2. To elect the following three nominees as Directors of the Company until the next Annual Meeting of shareholders and until their respective successors shall be elected and qualified:

     a. Thomas S. Hughes,
     b. Jack M. Hall, and
     c. Laurence B. Donoghue

3. To approve the appointment of L.L. Bradford & Company, LLC as the Company's independent auditors for the new fiscal year that commenced on January 1, 2002

Shareholders of record at the close of business on January 4, 2002, are entitled to vote at the meeting or any postponement or adjournment thereof. Please review the voting options on the attached proxy card and submit your vote promptly. If you attend the Special Meeting, you may revoke your Proxy and vote in person if you desire to do so, but attendance at the Special Meeting does not itself serve to revoke your Proxy.

By order of the Board of Directors January 2, 2002
/s/ Jack M. Hall
Jack M. Hall, Director, Corporate Secretary

PROXY STATEMENT
eConnect 2500 Via Cabrillo Marina, Suite 112 San Pedro, California 90731

This Proxy Statement is furnished to shareholders at the direction and on behalf of the Board of Directors of eConnect, a Nevada corporation ("Company"), for the purpose of soliciting proxies for use at the Special Meeting of Shareholders of the Company to be held at the San Pedro Hilton Hotel, located at 2800 Via Cabrillo Marina, San Pedro, California 90731 on Monday, January 28, 2002, at 8:00 a.m. The shares represented by the proxy will be voted in the manner specified in the proxy. To the extent that no specification is made as to the proposals set forth in the notice of meeting accompanying this Proxy Statement, the proxy will be voted in favor of such proposals. However, any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by giving written notice of such revocation to the Secretary of the Company, by appearing at the meeting and voting in person, or by submitting a later dated proxy. Neither attendance at the meeting nor voting at the meeting shall revoke the proxy. A revocation that is not timely received shall not be taken into account, and the original proxy shall be counted.

Shareholder proposals must be submitted to the Company not later than September 1, 2002, in order to be included in those matters considered at the next Annual Meeting of the Company to be held in December 2002.

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting of Shareholders and the accompanying Proxy is being borne by the Company. Brokers, dealers, banks, or voting trustees, and their nominees, are requested to forward soliciting materials to the beneficial owners of shares and will be reimbursed for their reasonable expenses. This Proxy Statement and accompanying proxy will be mailed to shareholders on or about January 18, 2002.

VOTING SECURITIES

The record date of shareholders entitled to notice of and to vote at the Special Meeting of Shareholders is the close of business on January 4, 2002. On such date, the Company had issued and outstanding 518,670,208 shares of $0.001 par value common stock. Voting on the matters noticed for the Annual Meeting held on December 28, 2001, will be held in conjunction with the Special Meeting on January 28, 2002. Each share is entitled to one vote per share on any matter which may properly come before the meeting and there shall be no cumulative voting right on any shares. The presence at the meeting, in person or by proxy, of the holders of 25% of the shares of common stock outstanding on the record date will constitute a quorum at the meeting. Broker votes will not be counted in determining the presence of a quorum and will not be voted. All matters to be voted on require an affirmative vote of a majority of the votes present at the meeting.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of the Company's common stock as of January 4, 2002 (518,670,208 issued and outstanding) by (i) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors, executive officers, and key employees of the Company, individually and as a group:

Title of     Name and Address of                  Amount of          Percent
Class        Beneficial Owner (1)                 Beneficial     of Ownership(2)
                                                  Ownership

Common       Richard Epstein                    68,523,186 (3)        20.49%
Stock        12147 Northwest 9/th/ Drive
             Coral Springs, FL 33071

Common       Thomas S. Hughes                    8,700,000 (4)         2.60%
Stock        2500 Via Cabrillo Marina
             Suite 112
             San Pedro, CA 90731

Common       Hughes Net Income Charitable        8,522,500 (5)         2.55%
Stock        Remainder Unitrust
             c/o Anthony J. Bayne, Esq.
             2500 Via Cabrillo Marina
             Suite 300
             San Pedro, CA 90731

Common       Jack M. Hall                          200,000(6)          0.06%
Stock        2500 Via Cabrillo Marina
             Suite 112
             San Pedro, CA 90731

Common       Laurence B. Donoghue                  110,000 (7)         0.03%
Stock        2500 Via Cabrillo Marina
             Suite 300
             San Pedro, CA 90731

Common       Shares of all directors,           17,532,500             5.24%
Stock        executive officers,
             and key employees
             as a group (5 persons)

(1) Except as noted in footnote 4 below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by him.

(2) Other than as set forth below, none of these security holders has the right to acquire any amount of common stock within 60 days from options, warrants, rights, conversion privilege, or similar obligations.

(3) The amount owned by this selling shareholder represents the combined holdings of Alliance Equities and Richard Epstein, who controls this firm. This amount includes the following: (a) a warrant for the purchase of 1,400,000 shares of common stock, currently exercisable at $1.00 per share through June 30, 2002; (b) a warrant for the purchase of 2,400,000 shares of common stock, currently exercisable at $0.40 per share through September 30, 2003; (c) a warrant for the purchase of 3,000,000 shares of common stock, currently exercisable at $0.25 per share through September 30, 2003; and (d) a debenture in the principal amount of $1,653,000, which represent 9,723,529 shares (currently convertible into shares of common stock at $0.17 per share through April 5, 2002). The remainder of the holdings consists of shares of common stock.

(4) 8,400,000 of this amount is owned by Electronic Transactions & Technologies. This ownership is attributed to Mr. Hughes by virtue of his 70% ownership of ET&T. In addition, 150,000 of this amount is represented by options issued in December 2000 under the company's stock incentive plan which are exercisable within 60 days (the total options granted was 600,000). These options are exercisable at $0.40 per share for those exercised on or before December 31, 2000; thereafter the exercise price is 25% of the fair market value of the shares on the date of the exercise. A maximum of 25% of the total options may be exercised in any one calendar year.

(5) The creator of this trust is Thomas S. Hughes. Thomas S. Hughes is the trustee of the trust; Lawrence B. Donoghue, Esq. is the special trustee, and as such has the voting power and power over the disposition of the company's shares under this trust. In addition, Mr. Hughes is the lifetime net income beneficiary of this trust, and the remainder beneficiary is Philosopher Kings and Queens, a California nonprofit public benefit corporation (according to information provided by Mr. Hughes). According to information provided by Mr. Hughes, this trust is irrevocable.

(6) 100,000 of this amount is represented by options issued in December 2000 under the company's stock incentive plan which are exercisable within 60 days (the total options granted was 400,000). These options are exercisable at $0.40 per share for those exercised on or before December 31, 2000; thereafter the exercise price is 25% of the fair market value of the shares on the date of the exercise. A maximum of 25% of the total options may be exercised in any one calendar year.

(7) 100,000 of this amount is represented by options issued in December 2000 under the company's stock incentive plan which are exercisable within 60 days (the total options granted was 400,000). These options are exercisable at $0.40 per share for those exercised on or before December 31, 2000; thereafter the exercise price is 25% of the fair market value of the shares on the date of the exercise. A maximum of 25% of the total options may be exercised in any one calendar year.

ELECTION OF DIRECTORS

The names, ages, and respective positions of the directors and executive officers of the Company are set forth below. The Company's Board of Directors is currently composed of three Members. The Company's Bylaws provide that Directors are to serve only until the next Annual Meeting of Shareholders or until their successors are elected and qualified. Officers will hold their positions at the will of the Board of Directors, absent any employment agreement, of which none currently exist or are contemplated. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company's affairs. There are no other promoters or control persons of the Company.

Directors and Executive Officers.

(a)  Thomas S. Hughes, Chief Executive Officer/Director.

Mr. Hughes, Age 54, has been Chief Executive Officer and a Director of the Company since March 1997. From 1993 to the present, he has also served as the President of Electronic Transactions & Technologies, a privately held Nevada corporation which developed terminals for wireless home and Internet applications.

(b)  Jack M. Hall, Secretary/Director.

Mr. Hall, age 73, is currently President of Hall Developments, a real estate development company he founded in 1991, which employs a staff of 10 people. Mr. Hall spends approximately 20 hours per week searching out strategic alliances for the Company. Mr. Hall joined the Company as Secretary and a Director in March 1997.

(c)  Laurence B. Donoghue, Director.

Mr. Donoghue, age 56, is an attorney as well as a computer professional. He was awarded a Juris Doctor degree at George Washington University in Washington, D.C. in 1971. In December 1997, Mr. Donoghue founded and incorporated in Internet marketing consulting business call Adweb Communications. In July 1998, Mr. Donoghue also opened his own practice of law, founding the Law Offices Of Laurence B. Donoghue. Mr. Donoghue continues to operate both enterprises. From 1975 to 1998, Mr. Donoghue built a successful prosecuting career in the Los Angeles County District Attorney's Office as a Deputy District Attorney. From 1980 to 1998, he worked as an Adjunct Professor at Law at Trinity University School of Law. Mr. Donoghue was appointed to the Board of Directors effective on June 1, 2000.

Involvement in Certain Legal Proceedings.

In a complaint filed on March 23, 2000 (Securities and Exchange Commission v. eConnect and Thomas S. Hughes, Civil Action No. CV 00 02959 AHM (C.D. Cal.)), the SEC alleged that since February 28, 2000, the Company issued false and misleading press releases claiming: (1) the Company and its joint venture partner had a unique licensing arrangement with PalmPilot; and (2) a subsidiary of the Company had a strategic alliance with a brokerage firm concerning a system that would permit cash transactions over the Internet. The complaint further alleges that the press releases, which were disseminated through a wire service as well as by postings on Internet bulletin boards, caused a dramatic rise in the price of the Company's stock from $1.39 on February 28 to a high of $21.88 on March 9, 2000, on heavy trading volume. The SEC suspended trading in the Company's common stock on the Over the Counter Bulletin Board on March 13 for a period of 10 trading days (trading resumed on the National Quotation Bureau's Pink Sheets on March 27, 2000). The complaint alleges that despite the trading suspension and the SEC's related investigation, the Company and Mr. Hughes continued to issue false and misleading statements concerning the Company's business opportunities. In addition to the interim relief granted, the Commission seeks a final judgment against the Company and Mr. Hughes enjoining them from future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder (the anti-fraud provisions of that act) and assessing civil penalties against them.

On March 24, 2000, a temporary restraining order was issued in the above-entitled action prohibiting the Company and Mr. Hughes, from committing violations of the antifraud provisions of the federal securities laws. The Company and Mr. Hughes consented to the temporary restraining order.

On April 6, 2000, without admitting or denying the allegations contained in said complaint, the Company and Mr. Hughes entered into a settlement by consent that has resulted in the entry of permanent injunctive relief. The settlement agreement with the SEC was accepted and a judgment of permanent injunction was entered by the Court on April 7, 2000. The judgment that the Company and Mr. Hughes consented to prohibits the Company and Mr. Hughes from taking any action or making any statement, or failing to make any statement that would violate
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The court has yet to determine whether disgorgement, civil penalties or other relief should be assessed against the Company or Mr. Hughes.

EXECUTIVE COMPENSATION

                           Summary Compensation Table

                                                                            Long-term compensation
                                                                            ----------------------
                                             Annual Compensation         Awards               Payouts
                                             --------------------------------------------------------

                                                                 Restricted   Securities
                                                   Other annual    stock      underlying         LTIP
     Name and                    Salary      Bonus compensation   award(s)     options/        payouts
principal position     year       ($)         ($)       ($)          ($)        SARs (#)         ($)
Thomas S. Hughes       2000     255,968        0           0      4,800,000     600,000           0
  CEO                  1999      79,215        0           0              0           0           0
                       1998           0        0           0              0           0           0
Jack M. Hall           2000           0        0      57,000         56,000     400,000           0
  Secretary            1999           0        0      21,000              0           0           0
                       1998           0        0           0              0           0           0
Lawrence B. Donoghue
  Director             2000           0        0           0        101,900     400,000           0

Certain Relationships and Related Transactions.

Certain transactions that occurred between the Company and related parties are set forth below. With respect to each such transaction, the Company believes that the terms of each transaction were approximately as favorable to the Company as could have been obtained from an unrelated third party:

(a) On February 18, 1997, Leggoons, Inc. entered into an agreement to license assets from Home Point of Sales, Inc. (now known as Electronic Transactions & Technologies). ET&T ("ET&T) is a privately held corporation 70% owned by Mr. Hughes, President of the company, which is focused on the emergence of the personal encrypted remote financial electronic card transactions industry (although this agreement was entered into prior to Mr. Hughes becoming affiliated with the company, it is included here since certain of the conditions under that agreement have not been completely fulfilled, as discussed below). This technology will provide consumers with the option to instantly pay bills or impulse purchase from home with real time cash transactions with the usage of simple equipment such as the eCashPad.

          The assets included under this license agreement are the following:

    .     The name "Betting, Inc.", as trademarked by ET&T

    . The Wagering Gate (receive incoming data transfer commands from the host center and other competitive host centers who have received ATM and SMART card wagering payment from off site home or office locations and then who command the Wagering GATE to alert the recipient gaming companies that they have been paid and to respond back with an acknowledgement of such payment; and, the general promotion and education of home ATM and SMART card wagering over the Internet through the ET&T secure computer keyboard or over the telephone through the ET&T stand alone Infinity unit)

    . The specific application of wagering with an ATM card or SMART card with the secure computer keyboard (any other uses of the Secure Computer Keyboard, such as Bill Pay or Impulse Purchase that are not wagering transactions, are not included)

    . The ET&T developed merchant response software for the specific application only of transacting off site ATM and Smart card wagering through the Wagering Gate

    . ET&T's interest in the use of and revenue from the personal encrypted remote financial electronic card transaction relating to the wagering business.

          Under terms of this license agreement, the company is to issue 2,900,000 shares of restricted common stock to as the total consideration in exchange for licensing home ATM card and SMART card wagering technology developed by ET&T. Of this amount, 2,755,000 shares were placed in escrow subject to cancellation on February 10, 1998, in the event the bid price of the common stock of the company is not at least $3.00 per share for any twenty consecutive day period as reported on the NASD's Electronic Bulletin Board or NASDAQ's Small Cap Market from the date of the agreement through February 10, 1998.

          As of the date of this prospectus, the terms of the license agreement have not been met by the company. However, under an amendment dated September 1, 1999 the cancellation date of the shares, as set forth above, has been extended to September 1, 2001, subject to certain conditions specified in the amendment.

          The license agreement also provides that in the event that the bid price for the common stock of the company is more than $3.00 per share for any twenty consecutive day period, then ET&T shall have the option to purchase up to 13,822,000 additional shares of the company common stock at an exercise price of $.30 per share. To date, the conditions of this provision have not been met.

          Under the terms of this license agreement, it was the intention of the parties hereto that if and when any additional shares of the common stock of Leggoons (now the company) are issued to the public or any employees, ownership interest in the company shall be and remain no less than 60% and that ownership interest of the current shareholders of Leggoons (James Clinton) shall, at that time, be no less than 10%. ET&T has never sought to enforce this provision in this license agreement. However, between June 9, 1999 and February 2, 2000, the company has issued a total of 2,950,000 shares to James Clinton or his nominees based on the stated reason that compliance with said 10% provision in such license agreement was required. Shares issued under said provision of this license agreement were not issued for consideration and therefore may not have been properly issued in compliance with Missouri Revised Statutes 351.160 (which governed the company prior to its redomicile to the State of Nevada on June 1,
1999) and Nevada Revised Statutes 78.211.

          (b) On April 28, 1997, the company entered into a host processing agreement with ET&T for the purpose of having this firm act as the bank host processing for all company transactions that are sent by terminals that read credit cards or ATM cards. ET&T is to charge the company a fee of $0.25 per transaction or 2.5% of the wager being sent by the company to gaming operators. These transactions are to originate from globally placed company equipment and/or company licensed operators.

          (c) On March 27, 1998, the company entered into a license agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions. This agreement states that ET&T licenses the following products to the company for the exclusive global usage of wagering by PERFECT originated ATM cards, credit cards, and smart cards:

    . The PayMaster, defined as a stand alone terminal that attaches to phone lines and which calls the ET&T host processing center with bank data.

    . The SLICK, defined as a stand alone keyboard terminal that attaches to phone lines and call the ET&T host processing center with bank data that has bypassed the Internet.

    . The PocketPay, defined as a pocket sized terminal and telephone that sends bank data by wireless transmission to the ET&T host processing center.

    . The TV Pin Pad Remote, defined as a set top box and TV remote that sends bank data by landline dial up transmission to the ET&T host processing center.

          Each ET&T product is exclusively licensed to the company on a global basis for the application of PERFECT wagering at a licensing fee of $2,000,000 each. The duration of the exclusive license is 20 years. The licensing fee is to be paid by the company at the rate of $30,000 per month; however, under the terms of this license agreement, this fee is not due and payable until the technology for a particular product covered by the license has been perfected and is ready for public use. As of the date of this prospectus, only the PayMaster has been perfected. This liability was satisfied in full in June 1999 through the issuance of common stock (as reflected in the Form 10-QSB for the quarter ended June 30, 1999). None of the other products covered by the license agreement had been perfected, and, therefore, no licensing fee is required to be paid at this time (when this does occur, a statement to that effect will be placed in a future report filed by the company).

          (d) The company, ET&T and Mr. Hughes entered into a promissory note, dated December 1, 1999, to reflect the principal sum of $2,836,411 owed by the latter two to the company for various sums paid by the company to ET&T. As of December 31, 2000, this amount had increased to a total of $4,835,718 due to the following:

    .     Interest on the principal amount of $193,886;

    . Additional stock issued to ET&T by the company in the amount of 3,000,000 shares ($843,900); and

    .     A loan in the amount of $961,521 made by the company to ET&T.

The total amount due has been fully reserved as an allowance for doubtful accounts and expensed as bad debt. This amount relates to a combination of approximately 21% cash and 79% common stock issuance to Thomas S. Hughes and ET&T during fiscal year 1999 and 2000.

          (e) On August 22, 2000, the company granted to Richard Epstein in repayment of previous sums loaned to the company in 2000 (totaling $1,336,366), as follows: (1) a warrant covering the purchase of 3,000,000 shares of common stock, exercisable at $0.25 from September 30, 2000 through September 30, 2003;
(2) a warrant covering the purchase of 2,400,000 shares of common stock, exercisable at $0.40 per share from September 30, 2000 through September 30, 2003; and (3) a warrant covering the purchase of 2,000,000 shares of common stock, exercisable at 50% below the closing bid price on the date of exercise from August 22, 2000 through December 31, 2001. All these warrants have been issued, and to date, the warrant to purchase 2,000,000 shares at 50% below the closing bid price has been exercised.

          In payment of the amount of $1,336,366, and a further amount of $316,634 loaned to the company in the first quarter of 2001, the company (in addition to the issuance of the warrants) issued a debenture in the principal amount of $1,653,000 (convertible at any time from issuance until April 5, 2002 into shares of common stock at $0.17 per share). Due to a decline in the market price of the shares of the Company, this agreement has been renegotiated. A total of 20 million shares will be issued to Epstein in full payment of the money owed by the Company pursuant to the debentures.

          (f) In January of 2000, the company entered into a Consulting Services Agreement with Mr. Epstein. Mr. Epstein has agreed to assist the company in developing a market for the usage of the eCashPad for a period of three years in exchange for 15,000,000 shares of the company's common stock. The amount recorded as consulting expense totaled $983,475 for the year ended December 31, 2000. In January 2001, the company issued Mr. Epstein 15,000,000 shares of common stock in satisfaction of this agreement.

          (g) In February 2000, the company entered into another Consulting Services Agreement with Mr. Epstein. Mr. Epstein agreed to provide consulting services related to future mergers and acquisitions in behalf of the company for a period of 2 years in exchange for 300,000 shares of the company's common stock monthly. The company recorded consulting expenses of $3,996,630 for the year ended December 31, 2000. During fiscal year 2000, the company issued a total of 1,050,000 shares of its common stock in advance of such services having been rendered. Accordingly, the company has recorded a prepaid consulting services of $1,271,655 related to such advance issuances.

          (h) During 1999 and 2000, the company entered into several other consulting agreements with Mr. Epstein or Alliance Equities, Inc., a company controlled by him. Mr. Epstein and Alliance Equities were paid a total of 8,914,000 shares of common stock under these agreements during 2000.

          (i) In September 1999, the company entered into a Regulation D Common Stock Private Equity Line Subscription Agreement ("Subscription Agreement") with Alpha Venture Capital, Inc. ("Alpha"). The Subscription Agreement entitles the company to draw funds up to $5,000,000 from issuance of its common stock for an amount equal to 80% of the market value at the time of each draw request, expiring September 2000, subject to certain terms and conditions. The Subscription Agreement required the company to deliver an aggregate of 1,000,000 five year warrants to purchase its common stock at an exercise price equal to 80% of the closing bid price on the execution of this agreement as a commitment fee. Furthermore, the company is required to deliver to Alpha up to a maximum of 500,000 warrants on a pro rata basis in conjunction with the draw request, exercisable at the closing bid price at the date of each draw request.

          In October 2000, the company was granted a one year extension on its Subscription Agreement with one automatic six-month extension and an overall increase in funds it may draw by an additional $5,000,000. Pursuant to the October 2000 extension, the company is required to deliver an aggregate of 2,000,000 five-year warrants to purchase its common stock at an exercise price equal to 80% of the closing bid price on the execution of this extension. Furthermore, the company is required to deliver to Alpha up to a maximum of 1,571,428 warrants on a pro rata basis in conjunction with the draw request, exercisable at the closing bid price at the date of each draw request. The company is assessed a placement fee, as provided within the Subscription Agreement, for funds drawn, which is equal to 8% of each draw. As of December 31, 2000, the company has drawn $7,773,000 of the available $10,000,000. During fiscal year 2000, Alpha exercised approximately 3,050,000 warrants of the total 5,071,000 granted related to the Subscription Agreement.

          (j) In December 2000, the company entered into an additional Regulation D Common Stock Private Equity Line Subscription Agreement ("Subscription Agreement No. 2") with Alpha. The Subscription Agreement No. 2 entitles the company to draw funds up to $15,000,000 from issuance of its common stock for an amount equal to 82% of the market value for the five business days immediately following the draw request date, expiring December 2001 with one automatic twelve-month extension if at least 20% of the subscription amount is drawn during the first six months as of the agreement date, subject to certain terms and conditions. The Subscription Agreement No. 2 requires the company to file a registration statement on Form SB-2 with the Securities and Exchange Commission for the registration of common stock for future issuance related to the Subscription Agreement No. 2. The Subscription Agreement No. 2 also requires the company to deliver an aggregate of 2,000,000 five-year warrants to purchase its common stock at an exercise price equal to the lesser of 40% of the closing bid price of the company's common stock at the agreement date or 40% of the average five day closing bid price as of the date of the effectiveness the Registration Statement. Furthermore, the company is required to deliver to Alpha up to a maximum of 1,000,000 warrants on a pro rata basis in conjunction with the draw request, exercisable at the closing bid price at the date of each draw request. The company is assessed a placement fee, as provided within the Subscription Agreement, for funds drawn, which is equal to 8% of each draw. As of December 31, 2000, the company has not drawn upon the Subscription Agreement No. 2. Furthermore, no warrants were exercised of the total 3,000,000 warrants granted related to the Subscription Agreement No. 2.

          (k) On March 5, 2001, the company entered into a Line of Credit agreement with Alliance Equities, Inc. Under this agreement, the company may access up to an amount that mutually agreed upon with a maximum of $400,000 per month at the rate of 12% per year APR. The maximum funding to be provided under this agreement is $7,000,000 from the date of signing through December 31,2002. At any time during this period, the company may deliver to Alliance an Advance Notice. Alliance can choose to be repaid either in cash or restricted shares of common stock of the company. As of July 16, 2001, the company has taken draws under this agreement totaling $1,250,000.

          (l) On June 16, 2001, the company entered into a purchase agreement with 3Pea Technologies, Inc., a company controlled by Mark Newcomer, the son-in-law of Thomas Hughes, president of the company. Under this agreement, the company agrees to purchase from 3Pea 60,000 PAYPADs. The PAYPAD is a USB hybrid card reading pad, which will include, after full packaging by 3Pea, the following items: (1) a four-color printed box; (2) a user instruction manual running approximately seven pages; (3) a printed compact disk containing the necessary proprietary software drivers enabling the PAYPAD to communicate with the host computer; and (4) appropriate designations demonstrating classification approval by relevant licensing bodies, including the U.S. Federal Communications Commission and the Underwriters' Laboratory. This Agreement will expire by its own terms six months from its date of execution.

          (m) On July 18, 2001, the company entered into a common stock purchase agreement with Alpha Venture Capital, Inc Under this agreement, the company is able to draw funds, and the investor in turn purchases shares of common stock from the company. The company may exercise a put by the delivery of a put purchase notice to the investor. The number of shares that the investor will receive under each put will be determined by dividing the amount specified in the put purchase notice by the purchase price determined during the valuation period; provided, however, that the put purchase notice will be cancelled and the put will not be exercised if the market price is below the floor price, which is $0.02 per share. The "purchase price" under this agreement is 85% of the market price on the put date; the "valuation period" is the period of ten trading days commencing on the put date during which the purchase price of the common stock is determined. The amount for each put as designated by the Company in the applicable put purchase notices shall be not more than the maximum put amount, which is the lesser of

    .     $200,000; or

    . 15% of the average daily trading volume (the dollar amount of the average daily trading volume of shares of common stock, calculated based upon the average bid price and average daily trading volume traded over the 10 trading days during the valuation period, not including trading days when the lowest intra-day bid price is lower than the floor price.

or, in combination with all the other puts exercised under the agreement, not more than the commitment amount (which is $20,000,000).

Committees of the Board of Directors.

The Company does not currently have standing audit, nominating, or compensation committees.

Meetings of the Board of Directors.

During the last fiscal year (ended on December 31, 2000), the total number of meetings of the Board of Directors which were held was 24. None of the incumbent directors of the Company attended less than 75 percent of the total meetings.

INDEPENDENT PUBLIC ACCOUNTANTS

Ratification of Accountants.

L.L. Bradford & Company, LLC of Las Vegas, Nevada issued the report for the Company's audited financial statements for the fiscal year ended December 31, 2001. The Board of Directors has approved by resolution a proposal to retain L.L. Bradford & Company, LLC for the fiscal year that commenced on January 1, 2002. The Board of Directors of the Company recommends a vote FOR the retention of L.L. Bradford & Company, LLC for the current fiscal year.

Representatives of L.L. Bradford & Company, LLC are not expected to be present at the Special Meeting and will not be available for respond to questions.

INCREASE IN AUTHORIZED SHARES

Based on a Certificate of Amendment to Articles of Incorporation which was filed with, and accepted, stamped, certified, and returned by, the Nevada Secretary of State, the current number of authorized shares of common stock in the Articles of Incorporation of the Company is 500,000,000. The Board of Directors has approved by resolution an increase in the number of authorized shares of common stock to 595,000,000. This increase will allow the Board of Directors flexibility in structuring financing arrangements for the Company and in issuing common stock in exchange for services for the Company. The Board of Directors has no present intention to use these shares for any merger or other business acquisition. To the extent more shares are issued, there will be a dilutive effect for current shareholders. The increase in the number of shares may have an anti-takeover effect. Management has no current intentions of utilizing this significant block of available shares for any anti-takeover purpose.

The Board of Directors of the Company recommends a vote FOR this increase in the number of authorized shares of common stock of the Company from 500,000,000 to 595,000,000.

OTHER BUSINESS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Special Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by the shareholders, proxies in the enclosed forms returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors

/s/ Jack M. Hall

Jack M. Hall Corporate Secretary
January 2, 2002

PROXY
eConnect
Special Meeting of Shareholders To Be Held January 28, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Thomas S. Hughes, Jack M. Hall, and Laurence B. Donoghue, or any of them, as proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote at the Special Meeting of Shareholders of eConnect, a Nevada corporation (sometimes hereinafter referred to as the "Company") to be held on Monday, January 28, 2002, as designated below, all of the common stock of eConnect held of record by the undersigned on January 4, 2002, at the San Pedro Hilton Hotel, located at 2800 Via Cabrillo Marina, San Pedro, California 90731, for matters that properly may come before the meeting or any adjournment thereof.

1. TO APPROVE AN INCREASE IN THE AUTHORIZED COMMON STOCK OF THE COMPANY FROM 500,000,000 TO 595,000,000

     (circle one)  FOR AGAINST ABSTAIN

2. TO ELECT THE FOLLOWING THREE NOMINEES AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS SHALL BE ELECTED AND QUALIFIED:

     a. Thomas S. Hughes,
     b. Jack M. Hall, and
     c. Laurence B. Donoghue

     (circle one)  FOR AGAINST ABSTAIN

3. TO APPROVE THE APPOINTMENT OF L.L. BRADFORD & COMPANY, LLC AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE NEW FISCAL YEAR THAT COMMENCED ON JANUARY 1, 2002

     (circle one)  FOR AGAINST ABSTAIN

This proxy will be voted as specified. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of eConnect to be held on January 28, 2002 and the Proxy Statement of such meeting.

Dated: ___________, 2002   __________________________ (Signature of Shareholder)

Note: Please sign exactly as name appears on stock certificate (as indicated on reverse side). All joint owners should sign. When signing as personal representative, executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized person. If a partnership, please sign in partnership name by a partner.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.